UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

XENCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36182	20-1622502
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

111 West Lemon Avenue

Monrovia, California 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 305-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On March 3, 2015, a complaint, captioned DePinto v. John S. Stafford, et al., C.A. No. 10742, was filed in the Court of Chancery of the State of Delaware (the “Court”) against certain current and former directors of Xencor, Inc. (the “Company”) on behalf of certain minority holders of the Company’s convertible preferred stock before its initial public offering (“IPO”). Among other allegations, the complaint alleges that certain director and stockholder written consents connected with a recapitalization of the company that took place prior to its IPO are invalid and that therefore the Company’s Sixth Amended and Restated Certificate of Incorporation filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on June 12, 2013 (the “Sixth Restated Charter”) was not properly filed.  Specifically, the complaint alleges that (i) certain of the executed stockholder and director consents approving the Sixth Restated Charter did not attach the Sixth Restated Charter to the executed consent, (ii) certain of the stockholder consents were undated in violation of 8 Del. C. § 228(c) and (iii) certain other stockholder consents were dated prior to the Board of Directors’ approval of the Sixth Restated Charter in violation of 8 Del. C. § 242(b).  The complaint also alleges that the Company did not send the notice required by 8 Del. C. § 228(e) for stockholder action by written consent in connection with the Certificate of Amendment to the Sixth Restated Charter, filed with the State Office on November 1, 2013 (the “Reverse Split Amendment”) or the Amended and Restated Certificate of Incorporation, filed with the State Office on December 6, 2013 (the “IPO Charter”), and, therefore, the Reverse Split Amendment and the IPO Charter are invalid.  The Company is filing a petition today with the Court pursuant to 8 Del. C. § 205 requesting that the Court validate the filing of the Sixth Restated Charter, the Reverse Split Amendment, and the IPO Charter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2015	XENCOR, INC.

	By:	/s/ Lloyd A. Rowland
Lloyd A. Rowland
Senior Vice President and General Counsel

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